Exhibit 99.1

TICC Closes Public Offering of Common Stock Including Overallotment Option

Greenwich, CT – 12/06/2010 – TICC Capital Corp. (the “Company”) (NASDAQ: TICC) announced today that it has closed its previously announced underwritten public offering of 4,600,000 shares of the Company’s common stock (including 600,000 shares pursuant to the exercise in full by the underwriters of their overallotment option) at a public offering price of $10.25 per share for total gross proceeds of $47.15 million.

Wells Fargo Securities, LLC acted as the sole book-running manager for the offering. RBC Capital Markets, LLC and BB&T Capital Markets, a division of Scott & Stringfellow, LLC, acted as co-lead managers.

The Company expects to use the net proceeds from the offering for general corporate purposes, which may include investing in debt or equity securities, and other general corporate purposes, including working capital requirements.

About TICC Capital Corp.

TICC Capital Corp. is a publicly traded business development company principally engaged in providing capital to small to mid-size companies. While the structures of its financings vary, it looks to invest primarily in the debt of established businesses. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions, including statements with regard to the anticipated use of the net proceeds of the Company’s securities offering. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Contact:

Bruce Rubin

203-983-5280